SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant

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 Preliminary proxy statement                                                                                Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

 Definitive proxy statement

 Definitive Additional Materials

 Soliciting Material under Rule 14a-12

Britton & Koontz Capital Corporation

(Name of Registrant as Specified In Its charter)

Bazile R. Lanneau, Jr. Jeri J. Lanneau Bazile R. Lanneau Anna Rose M. Lanneau Keith P. Lanneau Peggy M. Lanneau Margaret M. Tuckley John C. Metcalfe Jerold D. Krouse	Albert W. Metcalfe Gay C. Metcalfe Deborah M. Aiken Albert W. Metcalfe, Jr. Susan M. Ray Martin M. Lanneau Sarah J. Lanneau Bazile R. Lanneau, III Paul H. Benoist

 (Name of Person(s) Filing proxy statement, if other than the Registrant)

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BRITTON & KOONTZ CAPITAL CORPORATION

2006 Annual Meeting of Shareholders

PROXY STATEMENT OF

Bazile R. Lanneau Anna Rose M. Lanneau Keith P. Lanneau Peggy M. Lanneau Margaret M. Tuckley John C. Metcalfe	Bazile R. Lanneau, Jr. Jeri J. Lanneau Sarah J. Lanneau Bazile R. Lanneau, III Martin M. Lanneau Paul H. Benoist	Albert W. Metcalfe Gay C. Metcalfe Deborah M. Aiken Albert W. Metcalfe, Jr. Susan M. Ray Jerold D. Krouse

To Our Fellow Britton & Koontz Shareholders:

This Proxy Statement and the accompanying GOLD proxy form are being furnished to shareholders of Britton & Koontz Capital Corporation in connection with the solicitation of proxies by Bazile R. Lanneau, Jr. and certain of his affiliates and associates listed above (the “Participants”), to be used at the 2006 Annual Meeting of Shareholders (the "Annual Meeting") of Britton & Koontz, which is scheduled to be held at 3:30 p.m., local time, on Tuesday, April 25, 2006, in the lobby of the main office of Britton & Koontz Bank, N.A., 500 Main St., Natchez, Mississippi, as well as in connection with any adjournments or postponements of that meeting.  In this proxy statement, Britton & Koontz Capital Corporation is referred to as “the Company” or “Britton & Koontz” and Britton & Koontz Bank, N.A. is referred to as “the Bank.”

This Proxy Statement and the GOLD proxy form are first being furnished to shareholders on or about April 17, 2006.

This is a contested proxy solicitation in opposition to the Board of Directors of Britton & Koontz Capital Corporation.

At the Annual Meeting, the Participants will primarily seek to:

1.     Elect to the board of directors one nominee, Paul H. Benoist, as a Class I director, who is not included in the Company’s proxy statement filed on Schedule 14A with the Securities & Exchange Commission on March 17, 2006;

2.     Obtain approval of the Company’s shareholders for a request that the Company’s Board take action to eliminate supermajority voting requirements from the Company’s Articles of Incorporation and Bylaws; and

3.     Defeat the Company’s proposal to eliminate cumulative voting for the election of directors.

We urge you not to sign any proxy form sent to you by Britton & Koontz.  If you have already done so, you may revoke your Britton & Koontz proxy before it is voted by delivering a later-dated GOLD proxy form in the enclosed envelope, or by voting in person at the annual meeting, or by delivering to the Corporate Secretary of Britton & Koontz a written notice, bearing a date later than the date of the proxy that you have already sent, stating that such proxy is revoked.  See "Voting Procedures" and "Proxy Procedures" below.

If your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such shares and only upon receipt of your specific instructions.  Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy form on your behalf as soon as possible.

If you have any questions about giving your proxy or require assistance, please contact:

BAZILE R. LANNEAU, JR.

423 Main St., Ste 8

Natchez, MS  39120

(601)445-4143

blanneau@bellsouth.net

Only holders of record of Britton & Koontz’ voting securities as of the close of business on Tuesday, March 14, 2006 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting.  According to the proxy statement of Britton & Koontz filed with the Securities and Exchange Commission on March 17, 2006 ("Britton & Koontz’ Proxy Statement"), as of the Record Date, there were 2,117,086 shares of common stock outstanding (the “Shares”.)  Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share held on the Record Date for all proposals submitted to a vote, except with respect to the election of directors, in which case cumulative voting will apply as described in the section below titled “VOTING PROCEDURES.”

As of the Record Date, the Participants and their affiliates beneficially owned an aggregate of 401,435 shares, representing approximately 19% of the outstanding shares.

STATEMENT OF POSITION

Over the past two years the Company, according to its public statements, has placed an emphasis on expense reduction to improve earnings.  Although, earnings have improved as a result of these actions, we are concerned that the Company has not adequately disclosed its degree of success in efforts to expand into other markets.  Additionally, we believe that the Company’s staff reductions in its home market of Natchez, Mississippi may weaken its local franchise.

In 2001, Company management and the Board of Directors unanimously adopted a plan for growth that depended on the continued development of markets outside the Company’s headquarters in Natchez, Mississippi.  Previously, in 1999 and 2000 respectively, the Company acquired a Union Planters branch in Vicksburg, Mississippi (approximately $12 million in deposits) and Louisiana Bank and Trust Company (approximately $34 million in deposits) in Baton Rouge, Louisiana. These initiatives had our full support, three of the Participants, Bazile R. Lanneau, Jr., Bazile R. Lanneau and Albert W. Metcalfe having served on the Board of the Company.  It was understood that the plan for expansion would require significant financial resources and substantial depth of management.  It was also understood that this plan for growth might negatively impact the Company’s earnings while an organization was built to support a considerably larger institution.  It was contemplated that growth would be generated internally through the existing market locations as well as possible additional acquisitions.

Considering the significant amount of time (five to six years) which has elapsed, we are not impressed with the Company’s ability to execute on its expansion strategies.  There have been no new acquisitions since 2000.  In our opinion, the Company exhibited vacillation, when it opened a branch in Madison, Mississippi in early 2004 only to close it in November of the same year.  In its 2003 Annual Report, management noted the “dynamic Madison, Mississippi, market where Nissan Corporation has brought on line a state of the art assembly plant that promises to transform the central Mississippi economy.”  The Company’s 2004 Annual Report stated that “Management decided to leave the Madison market in November in order to allocate its resources to its remaining markets.”  We do not know which resources the Company was referring to, whether it was management time or economic investment.

While not the only measure of growth, we believe the ability to gather deposits is a key indicator of community bank success.  On June of each year the Company’s subsidiary bank is required to report deposits by market to the FDIC.  Table 1, below presents a comparison of deposits for June 30, 2000 and June 30, 2005.   We find the decrease in deposits for East Baton Rouge Parish, Louisiana (the Baton Rouge market) to be particularly notable as is the very modest increase for Adams County, Mississippi (the Natchez market).  We would note that the Company closed three branches in 2004, which it described as “non-strategic” in its 2004 Annual Report, in addition to the short-lived Madison, Mississippi venture.  One branch in Natchez, Mississippi primarily housed the bank’s mortgage department until it moved to an existing facility.  The Company also closed two branches in Baton Rouge, Louisiana which may have negatively impacted deposit growth in that market.

Table 1
Britton & Koontz Bank, N.A. Deposits* (Amounts in Thousands)
	June 30, 2000	June 30, 2005
Adams County, MS (Natchez)	177,177	180,193
Warren County, MS (Vicksburg)	12,036	18,870
East Baton Rouge Parish (Baton Rouge)	34,184	31,082

* Source:  FDIC Summary of Deposits;  Deposits for June 30, 2000 in Baton Rouge are of Louisiana Bank and Trust Company prior to acquisition by Britton & Koontz Capital Corp.; Specific market deposit information is only available annually based on reports to the FDIC.

We are also concerned that certain of the Company’s competitors in Natchez, Mississippi are outperforming the Company in terms of deposit growth.  Table 2, below, presents deposits and percentage change for select competitors in the Company’s home market of Adam’s County, Mississippi.

Table 2 Britton & Koontz Bank, N.A. Deposits – Adams County, Mississippi* (Amounts in Thousands)
	June 30, 2000	June 30, 2005	% Change
Britton & Koontz Bank, N. A.	177,177	180,193	1.7%
Amsouth Bank	112,089	118,496	5.7%
United Mississippi Bank	74,723	99,688	33.4%
* Source: FDIC Summary of Deposits; Specific market deposit information is only available annually based on reports to the FDIC.

Additionally, Concordia Bank & Trust Co., which has a branch in Natchez, Mississippi, increased its Adams County, Mississippi deposits by 34% from $64.8 million to $86.6 million from June 30, 2004 to June 30, 2005. Concordia Bank & Trust Co. is not included in Table 2 above because there was no office in Adams County at the beginning of the time period and deposits were accordingly not reported to the FDIC.

To our knowledge, the Company has not publicly indicated with any degree of specificity what its present plans for growth are, nor has it provided objective statistics, market by market, which would assist shareholders in evaluating its ability to execute on its growth strategies.  We do not share the Board’s and management’s optimism regarding future prospects as presented in the Company’s 2005 Annual Report.

We believe that the staff reductions and cost cutting steps taken to improve short term earnings have jeopardized morale within the Company and led to the departure of valuable employees to competing financial institutions.  As recently as March, 2006, the Company’s Senior Vice President, and head of lending for the Company, Michael B. Ellard, left to join United Mississippi Bank, a competing bank, in Natchez.  The departure is a surprise to the Participants, particularly in light of the fact that Mr. Ellard, after almost 20 years with the Company, did not take advantage of the Company’s incentive staff reduction package offered at the end of 2005.  Previously, in December 2005, Mike Malone, a more than 20 year B&K veteran lender and Vice President, had also joined United Mississippi Bank as a Senior Vice President of lending after accepting the Company’s incentive staff reduction package.  We do not know specific the reasons for the departures of Mr. Ellard or Mr. Malone.

A review of the performance of other publicly held community banks clearly indicates that banks with low growth rates and/or smaller size generally have lower price to earnings ratios for their securities and that market capitalization of such banks is poor relative to underlying book values.  We believe the record shows that the Company has performed poorly with regard to its expansion strategies.  We do not have confidence in the Company’s present ability and operating policies to reverse this lackluster performance.

We believe that a vibrant, growing institution could be an asset to the local community of Natchez as well as the other markets it serves.  With appropriate representation on the Board and the development of a constructive dialogue regarding management strategies and policies, we are willing to consider alternatives, other than sale, for enhancing shareholder value.  However, we also believe the Company must institute immediate changes to obtain internal and/or external growth which should be reflected in the market value and liquidity of its stock.  This will be difficult to achieve without, sooner or later, joining forces with another financial institution of greater managerial and financial resources.

Shareholders should also be aware that another shareholder group consisting of Hot Creek Capital, L.L.C., Hot Creek Investors, L.P. and David M. W. Harvey, has also expressed its dissatisfaction with the performance of the Company and its ability to enhance shareholder value.

BACKGROUND

On July 15, 2005, certain of the Participants, holding 8.9% of the Shares, filed a Schedule 13D with the SEC to report that they had formed a group with respect to the stock of the Company.  This group expressed its intention to influence the policies of the company in an effort to increase the Company’s long-term growth, and therefore it’s stock price.  The initial filing group consisted of Bazile R. Lanneau, Anna Rose M. Lanneau, Bazile R. Lanneau, Jr., Jeri Jean Lanneau and Keith P. Lanneau (the “Lanneau Group”).

On November 22, 2005, Bazile R. Lanneau, Jr. (“Mr. Lanneau”) submitted to the Company a shareholder proposal (the “Proposal”) to be presented at the 2006 Annual Meeting of Shareholders and to be included in the Company’s proxy materials pursuant SEC rules and regulations.  The Proposal (Proposal No. 4 in this proxy solicitation) requests that the Board of Directors of the Company adopt simple majority voting in lieu of 80% supermajority voting requirements which are detrimental to shareholder interests.

We believe that these provisions are detrimental to shareholder rights because they make it very unlikely that a sale of the Company could occur even if the vast majority of the Company’s shareholders desired for the Company to take such actions.

The Company sought to avoid inclusion of this proposal in its proxy materials and on December 27, 2005 requested that the SEC confirm that it would not recommend enforcement action against the Company if it excluded the proposal from its proxy materials.  On January 10, 2006 Mr. Lanneau filed comments with the SEC regarding the Company’s no action request.  On February 15, 2006 the Company notified Mr. Lanneau that the Board of Directors would include a statement in opposition to the proposal in its proxy materials for the 2006 Meeting of Shareholders.  On February 23, 2006, the SEC denied the Company’s request to exclude the proposal from its proxy materials.

On February 6, 2006, Mr. Lanneau notified the Company of his intention to nominate Paul H. Benoist as a director at the upcoming 2006 Annual Meeting of Shareholders.  After correspondence and discussion between the parties, the Company notified Mr. Lanneau on February 16, 2006 that he had satisfied procedural requirements to nominate Mr. Benoist from the floor at the 2006 Annual Meeting of Shareholders.

The Company’s resistance to our initiatives has been vigorous as revealed by the Company’s opposition to our shareholder proposal regarding supermajority voting requirements and the reduction in the number of directors to be elected from four to three in an attempt to reduce the effectiveness of our ability to use cumulative voting to elect our Nominee.  The Company is not required to place a certain number of directors up for election each year; however, it has always, to the extent of our knowledge, placed incumbent directors up for re-election.  We are particularly curious as to why the Company’s Chairman and CEO has not been nominated for re-election to the Board.  Please refer to the section titled “Voting Procedures” for a discussion of the Company’s actions in regard to cumulative voting.

We believe that Shareholders should question the Company’s motives in seeking to eliminate cumulative voting at this time and its opposition to our shareholder proposal, which is well founded in corporate democratic principals.

In response to the Company’s resistance to the Lanneau Group initiatives, Albert W. Metcalfe, Gay C. Metcalfe, Peggy M. Lanneau, Deborah M. Aiken, Albert W. Metcalfe, Jr., Susan M. Ray, Margaret M. Tuckley and John C. Metcalfe (the “Metcalfe Group”) as well as Martin Lanneau, Sarah J. Lanneau, Bazile R. Lanneau, III and Jerold D. Krouse joined the Lanneau Group in an amended 13D filing with the SEC on March 10, 2006 (representing with the Lanneau Group approximately 18.9% of outstanding shares) and thereby formed the Lanneau-Metcalfe Group.

The combined group believes that long-term shareholder interests are not served if management and the Board is unable to pursue a consistent growth strategy as exhibited by the quick entry and exit in the “dynamic” Madison, Mississippi market.

The Nominee proposed by the Participants will, if elected, constitute a minority of the Board, at least until the next Annual Meeting or some other change in composition of the Board.  Accordingly, the Nominee proposed by the Participants, will not be able to adopt any measures without the support of at least some members of the current Board.  The Nominee proposed by the Participants therefore should be expected to articulate and raise his concerns about Britton & Koontz’ business activities with the rest of the Board members.  The Lanneau-Metcalfe Group may, depending upon future events, seek to nominate additional directors to the Board in the future or initiate additional shareholder proposals.

PARTICIPANTS IN SOLICITATION OF PROXIES

The participants in this solicitation of proxies (the “Participants”) are Bazile R. Lanneau, Jr., Jeri Jean M. Lanneau, Bazile R. Lanneau, Anna Rose M. Lanneau, Keith P. Lanneau, Peggy M. Lanneau, Margaret M. Tuckley, John C. Metcalfe, Albert W. Metcalfe, Gay C. Metcalfe, Deborah M. Aiken, Albert W. Metcalfe, Jr., Susan M. Ray, Martin M. Lanneau, Sarah J. Lanneau, Bazile R. Lanneau, III, Jerold D. Krouse and Paul H. Benoist.

Except as otherwise noted herein, all Share amounts set forth in this Proxy Statement are reported as of the close of business on March 14, 2006.

Information concerning Mr. Benoist, including his age and business background may be found below under the heading “PROPOSALS NO. 1 & 2 – ELECTION OF DIRECTORS.”  Mr. Benoist’s business address is 401 Lynn St., Vidalia, LA  71373.

Following are the principal occupations or employment of each of the Participants:

Name of Participant	Principal Occupation	Present Employer and Address
Bazile R. Lanneau, Jr.	Financial Advisor	Linsco/Private Ledger 9456 Jefferson Hwy, Ste B Baton Rouge, LA 70809
Jeri Jean M. Lanneau	Organist	First Presbyterian Church 400 State St. Natchez, MS 39120
Bazile R. Lanneau	Life Insurance Sales	Self employed 423 Main St. Natchez, MS 39120
Anna Rose M. Lanneau	Housewife	N/A
Keith P. Lanneau	Business and Technical Consultant	Self employed 2151 E. Lakeshore Dr. Baton Rouge, LA 70808

Peggy M. Lanneau	Housewife	N/A
Albert W. Metcalfe	Auto Sales, Retired	Jordan Auto Co., Inc. 305 S. Broadway Natchez, MS 39120
Gay C. Metcalfe	Housewife	N/A
Deborah M. Aiken	Banker	Wachovia Securities Managing Director Global Markets Business Development 301 S. College St. Charlotte, NC
Albert W. Metcalfe, Jr.	Home Builder	Scenic Homes 7401 Carmel Executive Park Suite 100 Charlotte, NC 28226
Susan M. Ray	Housewife	N/A
Margaret M. Tuckley	Housewife	N/A
John C. Metcalfe	Assistant Manager	Eckerd’s 214 Saint James Ave. Goose Creek, SC 29445

Martin M. Lanneau	Software Specialist	Equifax 7173 Florida Blvd. Baton Rouge, LA 70806
Sarah J. Lanneau	Banker	Whitney National Bank 201 Camp St. New Orleans, LA 70130
Bazile R. Lanneau, III	Teacher	Kangnam-SLP 7th Floor Soktap Plaza #12-4 Gaepo-dong Kangnam-ku Seoul Korea 135-240
Jerold D. Krouse	Investments	Self employed 816 Myrtle Ave. Natchez, MS 39120
Paul H. Benoist	Attorney	Self employed 401 Lynn St. Vidalia, LA 71373

OWNERSHIP OF PARTICIPANTS

The following table lists the amount of shares of the Company’s common stock that each participant owns beneficially and of record (“Stock”).

Name and Address of Participant	Number of Shares Owned Beneficially and of Record	Percentage Ownership (1)
Bazile R. Lanneau, Jr.	63,718	3.009%
Jeri Jean M. Lanneau	68.003%
790 Hwy 61 South Natchez, MS 39120
Bazile R. Lanneau	34,669	1.638%
Anna Rose M. Lanneau	76,179	3.598%
750 Hwy 61 South Natchez, Mississippi 39120
Keith P. Lanneau	15,020.710%
Peggy M. Lanneau (2)	31,852	1.505%
2151 E. Lakeshore Dr. Baton Rouge, LA 70808
Albert W. Metcalfe (3)	62,084	2.933%
Gay C. Metcalfe	12,316.582%
305 S. Broadway Natchez, MS 39120
Deborah M. Aiken	11,014.520%
2516 Flintgrove Road Charlotte, NC 28226
Albert W. Metcalfe, Jr.	10,354.489%
11212 Quietwood Ct. Charlotte, NC 28277
Susan M. Ray (4)	11,760.556%
8619 Barclay Wood Ct. Charlotte, NC 28226
Margaret M. Tuckley	12,776.604%
15 Garrick Close, Walton On Thames, Surrey, England, UK, KT12 5NY
John C. Metcalfe	10,136.479%
702 Dragoon Dr. Mount Pleasant, SC 29464
Martin M. Lanneau	12,380.585%
2030 Myrtle Ave. Baton Rouge, LA 70806
Sarah J. Lanneau	2,248.106%
2558 Destin St. Mandeville, LA 70448

Bazile R. Lanneau, III	2,248.106%
7th Floor Soktap Plaza #12-4 Gaepo-dong Kangnam-ku Seoul Korea 135-240
Jerold D. Krouse (5)	31,004	1.465%
816 Myrtle Ave. Natchez, MS 39120
Paul H. Benoist	1,609.076%
410 S. Union St. Natchez, MS 39120
TOTAL (6)(7)		18.962%

Each individual listed above has sole power to vote and dispose of that individual’s shares.

(1)

Percentage ownership is based on 2,117,086 shares of the Company’s common stock outstanding as of March 16, 2006 as shown in the Company’s proxy statement filed March 17, 2006 with the Securities and Exchange Commission.

(2)	Includes 19,988 shares held by Peggy M. Lanneau as Trustee Under the Will of Anna Rose W. Metcalfe, of which she disclaims beneficial ownership.
(3)	Includes 8,160 shares owned by Jordan Auto Company, Inc., over which Albert W. Metcalfe has sole voting power.
(4)	Includes 100 shares owned by Mrs. Ray’s spouse, James W. Ray, of which she disclaims beneficial ownership. Mr. Ray resides with Mrs. Ray.
(5)	Includes 31,004 shares owned by various partnerships in which Mr. Krouse holds a partial beneficial interest, but has sole voting power as general partner
(6)

While each of the individual participants has the power to direct the decisions with respect to the Stock owned by such participant, and has the sole power to vote and dispose of that individuals shares, the individual members, except for Mr. Benoist, have agreed to act as a group with respect to the stock.  Thus each member of the group may be deemed to be beneficial owners of the shares of Stock owned by each other member of the group.  Each of the members specifically disclaims beneficial ownership in the Stock reported herein except to the extent of his pecuniary interest therein.  None of shares are shares which a member of the group has the right to acquire beneficial ownership pursuant to Rule 13d-3(d)(1).

(7)

The shares of Stock owned by the group constituted 18.96% of the 2,117,086 shares of outstanding shares of Stock, reported as the number of outstanding shares as of March 14, 2006 on the Company’s proxy statement filed March 17, 2006.

The following Participants made purchases or sales of Common Stock in the past two years:  (1) Susan Ray’s spouse, James W. Ray, purchased 100 shares on 3/2/2006, (2) Keith Lanneau purchased 100 shares on 7/14/2005 and (3) Albert W. Metcalfe, Jr. sold the following shares:  4/28/2004 – 200 shares, 5/10/2004 – 27 shares, 5/26/2004 – 200 shares, 8/5/2004 – 217 shares.

All or part of the shares of Stock owned by the Participants may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities to the Participants. Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin. Such indebtedness, if any, may be refinanced with other banks or broker-dealers. As of the date of this filing no Filing Person has margin or other loans outstanding secured by Stock.

The following participants are married to one another, and may be considered associates as well as participants: Albert W. Metcalfe & Gay C. Metcalfe; Bazile R. Lanneau & Anna Rose M. Lanneau; Bazile R. Lanneau, Jr. & Jeri J. Lanneau; and Keith P. Lanneau & Peggy M. Lanneau.  The beneficial ownership of each of these persons is listed in the table above.

OTHER INFORMATION

Except as set forth herein, none of the or their associates: (i) owns any securities of Britton & Koontz of record but not beneficially; (ii) owns beneficially any securities of Britton & Koontz or any parent or subsidiary of Britton & Koontz; (iii) has any agreement or understanding with any person with respect to any future employment by Britton & Koontz or its affiliates; (iv) has any agreement or understanding with any person with respect to any future transactions to which Britton & Koontz or any of its affiliates will or may be a party; (v) has engaged in or had a direct or indirect interest in any transaction, or series of similar transactions, since the beginning of Britton & Koontz’ last fiscal year, or any currently proposed transaction, or series of similar transactions, to which Britton & Koontz or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000; (vi) borrowed any funds for the purpose of acquiring or holding any securities of Britton & Koontz; or (vii) is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to securities of Britton & Koontz, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.  Other than as disclosed in this Proxy Statement, no securities of Britton & Koontz are beneficially owned by any of the associates of the Participants.  None of the Participants has any position or office with Britton & Koontz, and none of the entities referred to in this Proxy Statement with which the Participants have been involved during the past five years is a parent, subsidiary, or other affiliate of Britton & Koontz.

PROPOSALS NO. 1 & 2 – ELECTION OF DIRECTORS

We recommend that you vote FOR Paul H. Benoist

At the Annual Meeting, the Participants will seek elect to the Board of Britton & Koontz one nominee, Paul H. Benoist who is not included in the Company’s recent proxy.  Mr. Benoist, the “Nominee”, has consented to be named in this proxy statement, and, if elected, to serve as a director.

According to Britton & Koontz’ Proxy Statement, two Class I directors and one Class III director are to be elected to Britton & Koontz’ Board of Directors at the Annual Meeting. The Participants propose that Britton & Koontz Shareholders elect Paul H. Benoist as a Class I director at the Annual Meeting.  Mr. Benoist, if elected, would hold office until the 2009 Annual Meeting of Shareholders or until a successor is duly elected and qualified.

The Nominee is committed to acting in the best interests of the shareholders.  We believe that your voice in the future of Britton & Koontz can best be expressed through the election of the Nominee.  Accordingly, we urge you to vote your GOLD proxy form for Paul H. Benoist.

PAUL H. BENOIST, age 51, is a Natchez native and practices general civil law as a sole practitioner in Vidalia and Baton Rouge, Louisiana.  Prior to returning to Natchez in 2001 Benoist resided in and practiced law in Baton Rouge, Louisiana for thirteen years as a solo practitioner and in association with Roussel & Roussel, P.C., Benoist & Benoist, L.C. and Taylor, Porter, Brooks & Phillips, LLP.  From 1980 to 1990 Benoist was employed by Mobil Exploration & Producing U.S., Inc. in general exploration and production project management and regulatory compliance in New Orleans, Metairie, Lafayette and Houston Division locations.  Mr. Benoist received a B.A. from Louisiana State University and MBA (concentration in Finance and Marketing) and JD degrees from Tulane University.

The Nominee does not anticipate that he will have any conflicts of interest with respect to Britton & Koontz, if elected, and recognizes his fiduciary duty obligation to all Shareholders.  The Nominee has no contract, arrangement or understanding with Britton & Koontz, and no other financial interest concerning Britton & Koontz, other than through the beneficial ownership of stock of Britton & Koontz as disclosed in this Proxy Statement.  The Nominee is not receiving any compensation from any of the Participants or any of their affiliates in connection with this proxy solicitation and has no arrangement or understanding with any other person pursuant to which he was selected to be a nominee.

Proposal No. 2 provides for the election of a single director in Class III.  The proxy holders will abstain from voting on Proposal No. 2 because they disagree with the Company’s proposed treatment of cumulative voting.  The proxy holders will cumulate all votes for the election of the Nominee in Class I.

The accompanying GOLD proxy form will be voted in accordance with your instruction on such form for Proposal 1.

We recommend that you vote FOR Paul H. Benoist.

PROPOSAL NO. 3 – AMENDMENT OF THE COMPANY’S RESTATED ARTICLES OF ASSOCIATION TO ELIMINATE CUMULATIVE VOTING RIGHTS IN THE ELECTION OF DIRECTORS

On February 21, 2006, the Board of Directors of Britton & Koontz adopted, subject to shareholder approval, an amendment to the Company’s Articles of Association (the “Articles”) eliminating cumulative voting rights in the election of directors.  Your approval is required to make this amendment effective.

The purpose of cumulative voting is to make it possible for shareholders holding a significant minority, but less than a majority, of shares to obtain representation on the board of directors.  Cumulative voting makes it possible for such shareholders to nominate their own director candidate(s) in competition with those recommended by the board of directors and management and have a reasonable chance of electing that candidate without having to engage in a difficult and expensive proxy contest.

Under cumulative voting each shareholder is entitled to cast the number of votes equal to the number of shares of common stock held by such shareholder, multiplied by the number of directors of the relevant class of directors to be elected at the meeting.  A shareholder may cast votes entirely for one candidate or allocate these votes among two or more candidates in any manner desired.  The candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

Table 1, shown below, illustrates the number of shares required to elect one director using cumulative voting.

Table 1

Shares Required to Elect One Director Using Cumulative Voting

(2,117,086 shares outstanding as of March 14, 2006)

	Shares Represented at Annual Meeting, Percentage of Outstanding Shares Attending
	2,117,086	1,905,377	1,693,669	1,587,815	1,481,960
	100%	90%	80%	75%	70%
4 Directors to be elected	423,418	381,076	338,735	317,564	296,393
	20%	18%	16%	15%	14%
3 Directors to be elected	529,473	476,345	423,418	396,955	370,491
	25%	23%	20%	19%	18%
2 Directors to be elected	705,696	635,127	564,557	529,273	493,988
	33%	30%	27%	25%	23%
1 Directors to be elected	1,058,544	952,690	846,835	793,908	740,981
	50%	45%	40%	38%	35%
Note: Percentages shown beneath the shares required to elect one director are calculated by dividing shares required to elect one director by 2,117,086, total shares outstanding as of March 14, 2006

We believe that a company and its board of directors should be accountable to its shareholders without unnecessary constraints.  Absent cumulative voting, shareholders will have a difficult time obtaining representation on the Board.

This proposal will be approved by shareholders if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

We recommend that you vote AGAINST this Proposal No. 3.

PROPOSAL NO. 4 – SHAREHOLDER PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS

On November 22, 2005, Bazile R. Lanneau, Jr., submitted to Britton & Koontz a shareholder proposal to be presented at the 2006 Annual Meeting and, in accordance with SEC rules, to be included in the Company’s proxy materials.  The proposal requests that Britton & Koontz eliminate certain supermajority voting provisions which we feel are detrimental to shareholder interests and make it harder for shareholders to effect change.  An excerpt of Mr. Lanneau’s cover letter to Mr. Ogden, Chairman and CEO of the Company, follows:

I am proposing, among other things, that the 80% supermajority requirement to amend key Articles of Incorporation sections be eliminated.

It is my belief that the B&K board is not adequately responsive to shareholder concerns.  Your recent comments to the press indicate that the market for companies like B&K is “hot”, but that “…our board of directors has no desire to eliminate B&K Bank in the community we serve.”  It appears that the Board wishes B&K to remain independent even if that prevents shareholders from realizing the significant economic value that may be available through sale to a larger institution.

My proposal is designed to bring B&K more in line with other public companies as regards defensive provisions and perhaps make B&K more responsive to shareholder interests.  A recent report by TrueCourse, Inc., a New York based financial research and consulting firm specializing in takeover defense intelligence, obtained from http://www.SharkRepellant.net assigns B&K a “Bullet Proof Rating” of 8.25 out of 10.  According to staff at TrueCourse the average for institutions such as B&K is in the mid 5’s.  I am also enclosing a copy of this report and ask that you share it with the Board of Directors along with this letter and shareholder proposal.

Following is the proposal as included in the Company’s proxy materials:

ADOPT SIMPLE MAJORITY VOTE – ELIMINATE DEFENSIVE SUPERMAJORITY REQUIREMENT

RECOMMEND:  Request that the Board take all steps necessary to adopt simple majority voting (majority of votes cast) for all matters submitted for shareholder approval (except where a larger vote is required by law), including the elimination of the 80% supermajority voting requirements contained in B&K’s Articles of Incorporation.

Background

Mississippi law merely requires the approval of a majority of shareholders to amend a company’s articles of incorporation.  When B&K, the holding company for B&K Bank, was formed in the 1980s, shareholders approved supermajority provisions in its Articles to provide protection against unwanted takeovers, and to insure that a fair price would be received in the event of takeover.  Today B&K is a publicly traded company with over 1,000 shareholders.  B&K is a different company and these formerly protective measures are now detrimental to shareholder interests.

SUPERMAJORITY REQUIREMENTS ARE NOT FAVORED BY SHAREHOLDER ADVOCATES

*

“The funds support shareholders’ ability to approve or reject matters presented for a vote based on a simple majority.  Accordingly, the funds will support proposals to remove supermajority requirements and oppose proposals to impose them.” Vanguard’s Proxy Voting Guidelines, http://flagship4.vanguard.com

*

“The shareholders' right to vote is inviolate and should not be abridged… A majority vote of common shares outstanding should be sufficient to amend company bylaws or take other action requiring or receiving a shareholder vote. Supermajority votes should not be required.”  The Council of Institutional Investors Corporate Governance Policies, http://www.cii.org

SUPERMAJORITY REQUIRED TO AMEND SPECIFIC ARTICLES

*

Articles 7 and 12 provide protective measures for the corporation from potential acquirers under certain circumstances.  Shareholders should be able to eliminate these provisions if they believe it discourages legitimate offers.

*	Article 10 provides how directors are elected or removed. Shareholders may wish to make changes if a board is perceived to be unresponsive to shareholder interests.
*

Article 11 provides, among other things, that the Board shall consider factors other than price in evaluating the merits of a proposed sale or merger.  This provision could allow a board to place excessive weight on remaining independent and avoiding an acquisition that would be in shareholders’ economic interest.

SUPERMAJORITY PROVISIONS ARE DIFFICULT TO MEET, MINORITY CAN BLOCK MAJORITY

*	80% of all shares outstanding (not just 80% of shares represented at a meeting) must approve amendments to key Articles provisions
*	80% of shares are seldom represented at annual meetings of B&K
*	If 80% of shares are represented at an annual meeting, then 1% can block the will of 79%

BOARD INSULATED FROM SHAREHOLDER ECONOMIC INTERESTS

*	Two-thirds of the Board own in total less than 2.5% of shares
*	The entire Board owns less than 8%
*	Contrary to shareholder interests and rights management has publicly stated that the Board “… has no desire to eliminate B&K Bank in the community we serve.”

VOTE YES TO ADOPT SIMPLE MAJORITY VOTING -- GIVE SHAREHOLDERS AN ADEQUATE VOICE!

We hope that you will agree with us that democracy should prevail within business organizations and that boards of directors and management should be ultimately accountable to shareholders without undue constraints.

Approval of this resolution will not require the Board of Directors to take any specific action.  It does however indicate shareholders’ preference that they be allowed to make ultimate decisions regarding a company’s destiny.  While most corporate matters are delegated to the board and management, there are essential rights that shareholders should guard tightly.  We have confidence in Britton & Koontz’ shareholders’ ability to determine what they think is best for the Company AND their own economic interests.

This proposal will be approved by shareholders if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

We recommend that you vote FOR this Proposal No. 4 to indicate to the Company that it should be responsive to shareholders’ concerns.

PROPOSAL NO. 5 – TO ADJOURN THE ANNUAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES

According to Britton & Koontz’ proxy statement, the Board of Directors is seeking your approval to adjourn the Annual Meeting for the purpose of soliciting additional proxies if they are unable to obtain enough votes to prevail on Proposals No. 1 through 4.  If the Board determines that it does not have enough votes to prevail on Proposals No. 1 through 4, then it will ask shareholders to vote only on the adjournment proposal.  Shareholders will not have an opportunity to vote of Proposals No. 1 through 4 until the meeting is reconvened.

Under Mississippi law, if the meeting is adjourned to another time or place, no new notice need be delivered to shareholders if such time or place is announced at the annual meeting prior to adjournment.  Only shareholders entitled to vote at the annual meeting shall be entitled to vote any adjourned meeting.

We recommend that you vote AGAINST this Proposal No. 5.

This proposal will be approved by shareholders if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

OTHER PROPOSALS

The Participants and their affiliates know of no other business to be presented at the 2006 Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that the persons named on the enclosed GOLD proxy form will vote that proxy on such other matters in accordance with their judgment. The Participants will not use such discretionary authority to vote the proxies for matters that any of the Participants know of a reasonable time before the Annual Meeting.

VOTING PROCEDURES

The Company has fixed the close of business on Tuesday, March 14, 2006, as the record date for the Annual Meeting.  Shareholders of record on that date are entitled to receive notice of and vote at the annual meeting.  As of March 14, 2006, the Company’s only outstanding class of securities was common stock, $2.50 par value per share. On that date, the Company had 12,000,000 shares authorized, of which 2,117,086 shares were issued.

A “quorum” must be present to hold the Company’s annual meeting.  A majority of the votes entitled to be cast at the annual meeting constitutes a quorum.  Your shares, once represented for any purpose at the annual meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.  This is true even if you abstain from voting with respect to any matter brought before the annual meeting.

For all proposals brought before this year’s annual meeting, except the election of directors, each proposal is approved if the votes cast in favor of the proposal are greater than the votes cast opposing the proposal.  Shareholders are entitled to one vote for each share held, except that as to the proposals to elect directors, shareholders may cumulate their votes.

At the annual meeting, there will be two proposals to elect directors, one proposal to elect two Class I directors and another to elect one Class III director.  Directors are elected by plurality vote.  Cumulative voting entitles a shareholder to give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by the shareholder, or to distribute the total votes, computed on the same principal, among as many candidates as the shareholder chooses.  The candidates receiving the highest number of votes cast, up to the number of directors to be elected, shall be elected.

The Participants believe that the Company has incorrectly and misleadingly represented the application of cumulative voting to the election of directors by restricting its application to director classes.  Shareholders’ rights to cumulate votes in the election of directors are established by the Company’s Bylaws and by Mississippi law.  To the Participant’s knowledge, neither the Company’s Bylaws, nor Mississippi statutes restrict the cumulation of votes to director classes.  More importantly, the Company’s prior practice has been to allow shareholders to cumulate votes based on the total number of director positions being considered.  In facts similar to the present election, four directors were being elected to Class I and one director to Class III at the April 25, 2000 annual meeting.  The Company’s proxy statement for that meeting stated as follows:

“Cumulative voting entitles a shareholder to give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of shares held by that shareholder, or to distribute the total votes, computed on the same principle, among as many candidates as the shareholder chooses.  For example, since the number of directors to be elected is five, a shareholder owning ten shares could cast ten votes for each of the five nominees, cast fifty votes for one nominee, or allocate the fifty votes among the several nominees in any manner.  The candidates receiving the highest number of votes cast, up to the number of directors to be elected, shall be elected.  There are no conditions precedent to a shareholder exercising cumulative rights.”

The Company’s proxy statement for the 2006 Annual Meeting states:

“The election of directors in a particular class is subject to cumulative voting. Cumulative voting entitles you to a number of votes equal to the number of directors to be elected in that class multiplied by the number of shares you hold.  You may give one nominee in a single class all of your votes or, if there is more than one nominee for election in a class, you may distribute your total votes among all or several nominees in the class. For example:

Two Class I directors will be elected at the annual meeting. If you own ten shares, you have 20 votes for Class I directors. You can elect to cast all votes for a single director, cast ten votes for each of the Board’s two nominees or allocate your 20 votes between the Board’s two nominees in Class I in a different manner.”

It is intended that all shares represented by proxies solicited pursuant to this proxy statement will be voted for the Participants’ Nominee for Class I director to the extent proxies do not withhold authority to vote for the Nominee.  The proxy holders will cumulate votes in such a manner as to elect the Nominee to the extent they possess discretionary voting authority.  There is no assurance that any of the Company’s nominees will serve as directors if the Nominee is elected to the Board.

The proxy holders will not vote for any of the Company’s nominees.  Shareholders executing the accompanying proxy card will be disenfranchised as to their ability to elect a full slate of directors or to direct the application of cumulative voting.

If the Participants are unable to prevail in their interpretation of the proper application of cumulative voting, then with respect to the election of the one Class III director, the proxy holders will abstain from voting on Proposal No. 2.  The Company asserts in its proxy statement that since only one Class III director is to be elected, the allocation of cumulative votes is not applicable because each share is entitled to only one vote for the Class III director.  The Participants may resort to litigation before or after the Annual Meeting to assert their interpretation of shareholder cumulative voting rights, but have presently reached no decision as to the course they will pursue.

PROXY PROCEDURES

Shareholders may vote either in person at the annual meeting (if you, rather than your broker, are the record holder of our common stock) or by proxy, whether or not you attend the annual meeting. If you want to vote for our Nominee, you must fill out the enclosed proxy card, date and sign it, and either return it in the enclosed postage-paid envelope in time for the Participants to receive it prior to the annual meeting or attend the annual meeting and return the proxy at that time.

When your proxy card is returned, properly signed and dated, the shares represented by the proxy will be voted as you instructed on the card at the annual meeting, including any adjournments or postponements of the meeting. If your proxy card is signed, but no instructions are given, the shares represented by the proxy will be voted at the annual meeting and any adjournments or postponements as follows:

*	“FOR” the election of Nominee Paul H. Benoist as Class I director.
*	“AGAINST” the approval of an amendment to the Company’s Restated Articles of Association to eliminate cumulative voting rights in the election of directors.
*	“FOR” the shareholder proposal described in this proxy statement.
*

“AGAINST” the adjournment of the annual meeting to another time or place, if necessary in the judgment of the Board of Directors, for the purpose of soliciting additional proxies in favor of the Board’s proposals or against the shareholder proposal.

Under Mississippi law, an abstention by a shareholder who is either present in person at the annual meeting or represented by proxy is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention. As noted above, to the extent that the proxy holders possess discretionary voting authority, the proxy holders will cumulate votes in such a manner as to elect the Participants’ Nominee.  The proxy holders will abstain from voting on Proposal No. 2.

If you hold your shares in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker.  If you do not provide instructions to your broker, the shares will not be voted on any matter on which your broker does not have discretionary authority to vote. A vote that is not cast for this reason is called a “broker non-vote.”  Because this is a contested proxy solicitation we believe your broker will have no discretion as regards Proposal Nos. 1 and 3-5.  If cumulative voting is not applicable to Proposal No. 2, as is asserted by the Company, then your broker will have discretion as to this proposal since there are no alternative candidates nominated for this position.  Broker non-votes will be treated as shares present for the purpose of determining whether a quorum is present at the meeting, but they will not be considered present for calculating the vote on a particular matter, nor will they be counted as a vote FOR or AGAINST a matter or as an abstention on the matter.

Whether or not you are able to attend the Annual Meeting, you are urged to complete the enclosed GOLD proxy and return it in the enclosed self-addressed, prepaid envelope.  All valid proxies received prior to the meeting will be voted.  If you specify a choice with respect to any item by marking the appropriate box on the proxy, the shares will be voted in accordance with that specification.

The accompanying GOLD proxy form will be voted at the Annual Meeting in accordance with your instructions on such form.  If no specification is made, the proxy holders will vote your shares FOR Paul H. Benoist with respect to Proposal No. 1,  ABSTAIN on Proposal No. 2, AGAINST Proposals No. 3 & 5 and FOR Proposal No. 4.

In order for your views to be represented at the annual meeting, please mark, sign, date and return the enclosed GOLD proxy form in the enclosed postage-prepaid envelope.

If you have any questions about giving your proxy or require assistance, please contact:

Bazile R. Lanneau, Jr.

423 Main St.

Natchez, MS  39120

(601)445-4143

blanneau@bellsouth.net

REVOCATION OF PROXIES

Any Shareholder who has mailed a proxy form to Britton & Koontz may revoke it before it is voted by mailing a duly executed GOLD proxy form to the Participants bearing a date LATER than the proxy form delivered to Britton & Koontz. Proxies may also be revoked at any time prior to voting by: (i) delivering to the corporate secretary of Britton & Koontz a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked; (ii) delivering a duly executed proxy bearing a later date than the proxy delivered previously; or (iii) attending the Annual Meeting and voting in person.

Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a Shareholder of record on the Record Date, you will retain your voting rights at the Annual Meeting even if you sell such shares after the Record Date.  Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares on the GOLD proxy form, even if you sell such shares after the Record Date.

If your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such shares and only upon receipt of your specific instructions.  Accordingly, please contact the person responsible for your account and instruct that person to execute the GOLD proxy form on your behalf as soon as possible.

COST AND METHOD OF SOLICITATION

As part of the solicitation, the Participants may communicate with shareholders of Britton & Koontz by mail, courier services, Internet, advertising, telephone, facsimile or in person.  The total expenditures in furtherance of, or in connection with, the solicitation of proxies is approximately $3,000 to date, and is estimated to be up to $10,000 in total.

The costs related to the solicitation of proxies (including expenditures for public relation, legal and financial advisers, proxy solicitors, advertising, printing, transportation and related expenses) will be paid by the following Participants:  Bazile R. Lanneau, Anna Rose M. Lanneau, Albert W. Metcalfe, Bazile R. Lanneau, Jr., Keith P. Lanneau, Peggy M. Lanneau and Jerold D. Krouse.  The Participants intend to seek reimbursement for the costs and expenses associated with the proxy solicitation, but do not intend to submit the issue of reimbursement to a vote of security holders.

ADDITIONAL INFORMATION

Certain information regarding the securities of Britton & Koontz held by Britton & Koontz’ directors, nominees, management and 5% Shareholders is contained in Britton & Koontz’ Proxy Statement.  Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of Shareholders of Britton & Koontz must be received by Britton & Koontz for inclusion in Britton & Koontz’ Proxy Statement and form of proxy for that meeting is also contained in Britton & Koontz’ Proxy Statement.  This information is contained in Britton & Koontz’ public filings. The Participants take no responsibility for the accuracy or completeness of such information.

Date: April 17, 2006	Bazile R. Lanneau, Jr. Jeri J. Lanneau Bazile R. Lanneau Anna Rose M. Lanneau Keith P. Lanneau Peggy M. Lanneau Margaret M. Tuckley John C. Metcalfe Jerold D. Krouse	Albert W. Metcalfe Gay C. Metcalfe Deborah M. Aiken Albert W. Metcalfe, Jr. Susan M. Ray Martin M. Lanneau Sarah J. Lanneau Bazile R. Lanneau, III Paul H. Benoist

PROXY	BRITTON & KOONTZ CAPITAL CORPORATION 2006 ANNUAL MEETING OF SHAREHOLDERS	PROXY

THIS PROXY IS SOLICITED BY

Bazile R. Lanneau, Jr. Jeri J. Lanneau Bazile R. Lanneau Anna Rose M. Lanneau Keith P. Lanneau Peggy M. Lanneau Margaret M. Tuckley John C. Metcalfe Jerold D. Krouse	Albert W. Metcalfe Gay C. Metcalfe Deborah M. Aiken Albert W. Metcalfe, Jr. Susan M. Ray Martin M. Lanneau Sarah J. Lanneau Bazile R. Lanneau, III Paul H. Benoist

The undersigned hereby appoints and constitutes each of Bazile R. Lanneau, Jr., Albert W. Metcalfe and Jerold D. Krouse, or any one of them, as proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Britton & Koontz Capital Corporation (“Britton & Koontz”), to be held on April 25, 2006, at 3:30 p.m. local time, at 500 Main Street, Natchez, Mississippi and at any adjournments or postponements thereof, hereby revoking any proxies previously given, in accordance with the instructions shown below and on the reverse side hereof.

This proxy confers on the proxy holders full discretion and authority to vote cumulatively for Paul H. Benoist (the “Nominee”) to the extent this proxy does not withhold authority to vote for the Nominee.

The proxy holders will cumulate votes in such a manner as to elect the Participants’ Nominee, Paul H. Benoist, to the extent that the proxy holders possess discretionary voting authority.  There is no assurance that any of the Company’s nominees will serve as directors if the Nominee is elected to the Board.

The proxy holders will not vote for any of the Company’s nominees and will abstain from voting on Proposal No. 2.  Shareholders executing this proxy card will be disenfranchised as to their ability to elect a full slate of directors or to direct the application of cumulative voting as this proxy is solicited solely to elect the Nominee, as regards the election of directors.

Cumulative voting is described in the section of the proxy statement entitled “VOTING PROCEDURES.”

The Company’s Proposal No. 2 – To Elect One III Director has been omitted from this proxy.  The Participants will abstain from voting on Proposal No. 2.  The Company asserts in its proxy statement that since only one Class III director is to be elected, the allocation of cumulative votes is not applicable because each share is entitled to only one vote for the Class III director.  It is the Participants’ opinion that cumulative voting applies to all director positions, consistent with the Company’s prior treatment at the 2000 Annual Meeting of shareholders (see “Voting Procedures” in the accompanying proxy statement.

I acknowledge receipt of the accompanying Proxy Statement.

(Continued and to be signed on the reverse side)

PROXY	BRITTON & KOONTZ CAPITAL CORPORATION	PROXY

PLEASE MARK YOUR VOTE AS SHOWN HERE [X]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

(1)	PROPOSAL NO. 1 – TO ELECT TWO CLASS I DIRECTORS
	Nominee: Paul H. Benoist	[___] FOR THE NOMINEE [___] WITHHELD FROM THE NOMINEE

Instructions:  If you do not wish your shares to be voted “FOR” Mr. Benoist, mark the “WITHHELD FROM THE NOMINEE” box.  This proxy confers on the proxy holders full discretion and authority to vote cumulatively and to allocate votes to the Nominee, to the extent this proxy does not withhold authority to vote for the Nominee.  Cumulative voting is described in the section of the proxy statement entitled “Voting Procedures.”

The proxy holders will not vote for any of the Company’s nominees.  Shareholders executing this proxy card will be disenfranchised as to their ability to elect a full slate of  directors or to direct the application of cumulative voting as this proxy is solicited solely to elect the Nominee, as regards the election of directors.

		FOR	AGAINST	ABSTAIN
(2)	PROPOSAL NO. 3 – AMENDMENT OF THE COMPANY’S RESTATED ARTICLES OF ASSOCIATION TO ELIMINATE CUMULATIVE VOTING RIGHTS IN THE ELECTION OF DIRECTORS.	[___]	[___]	[___]
(3)	PROPOSAL NO. 4 – SHAREHOLDER PROPOSAL TO ELIMINATE SUPERMAJORITY VOTE REQUIREMENTS	[___]	[___]	[___]
(4)	PROPOSAL NO. 5 – TO ADJOURN THE ANNUAL MEETING IF NECESSARY, FOR THE PUPOSE OF SOLICITING ADDITIONAL PROXIES	[___]	[___]	[___]
(5)	IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING

We recommend that you vote “FOR” the Nominee listed in Proposal No. 1, and “FOR” Proposal No. 4.
We recommend that you vote “AGAINST” Proposal No. 3 and “AGAINST” Proposal NO. 5.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no specific directions are given, your shares will be voted FOR the Nominee (see Instructions below Proposal No. 1), ABSTAIN on Proposal No. 2, AGAINST Proposal No. 3, FOR Proposal No. 4 and AGAINST Proposal No. 5.  The proxy holders designated on the reverse side will vote in their discretion on any other matter that may properly come before the Annual Meeting.

PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Date

Date

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign in the full corporation name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized persons(s).

Bazile R. Lanneau, Jr. Jeri J. Lanneau Bazile R. Lanneau Anna Rose M. Lanneau Keith P. Lanneau Peggy M. Lanneau Margaret M. Tuckley John C. Metcalfe Jerold D. Krouse	The Lanneau-Metcalfe Group 423 Main St. Natchez, MS 39120 (601)445-4143	Albert W. Metcalfe Gay C. Metcalfe Deborah M. Aiken Albert W. Metcalfe, Jr. Susan M. Ray Martin M. Lanneau Sarah J. Lanneau Bazile R. Lanneau, III Paul H. Benoist

April 17, 2006

Re:         Contested Proxy Solicitation

Britton & Koontz Capital Corporation

2006 Annual Meeting of Shareholders

Dear Fellow Shareholder:

We request that you pay special and urgent attention to the enclosed proxy materials and ask that you support our positions regarding the upcoming 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of Britton & Koontz Capital Corporation (the “Company”).

In particular, we would like you to consider the importance of protecting your rights as shareholders as you review the accompanying proxy materials and those from the Company.

In this proxy solicitation, we would like your support in putting a new voice in the boardroom.  The Company asserts that Mr. Benoist, our Nominee, would be a puppet in our hands.  That is not our intent and our experience with Mr. Benoist is that he is exceedingly independent and outspoken.

By now you have probably been contacted multiple times by the Company requesting your proxy.  We disagree with  Company materials recently sent to shareholders  that portray the role of Bazile R. Lanneau, Jr. in presumably retarding the Company’s growth and accuse our shareholder group of promoting “unbridled growth.”  We ask you to distinguish between the Company’s rhetoric and objective measures of its success.  We encourage you to review the Company’s recently filed Form 10K to see if, in your opinion, its disclosures are consistent with the glowing picture presented in the Company’s Annual Report and additional proxy materials.

The Company’s resistance to our initiatives has been vigorous as revealed by the Company’s opposition to our shareholder proposal regarding supermajority votes and by what we believe are efforts to reduce our chances of obtaining representation on the board of directors at this annual meeting and in the future.  These efforts include (1) revising cumulative voting procedures to restrict cumulative voting to individual director classes contrary to prior practice, (2) reducing the total number of director positions to be voted on from four to three by not nominating the Chairman and CEO for re-election to the board, (3) reducing the size of Class I from four to two directors and (4) proposing that shareholders approve the elimination of cumulative voting for the future election of directors.  Please see the accompanying proxy statement for a more thorough discussion of these issues.

We trust your judgment in sorting out the Company’s claims, as well as ours, and will be glad to discuss these issues with you.

Thank you for your support and consideration.

Sincerely yours,

Bazile R. Lanneau, Jr.	Albert W. Metcalfe